Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is entered into this 26th day of January, 2005, by and between Timothy Knight (“Executive”) and INVESTools Inc. (the “Company”).

RECITALS

WHEREAS, contemporaneous with the execution of this Agreement, the Company, Prophet Financial Systems, Inc. (“Prophet”) and Timothy Knight and certain other named parties are entering into a certain Stock Purchase Agreement (the “SPA”);

WHEREAS, this Agreement is contemplated by Section 3.6(a)(iv) of the SPA;

WHEREAS, in conjunction with the transaction, the Company will be paying to the shareholders of Prophet approximately $8,000,000 for all their Prophet stock consisting of 100% of the outstanding stock of Prophet, therefore acquiring Prophet’s business and its customer goodwill;

WHEREAS, as an executive and principal shareholder of Prophet, Executive has had access to, and gained significant knowledge about, the Confidential Information, as herein defined, relating to Prophet’s business, including trade secrets, proprietary methods, processes, marketing information, pricing and customer information;

WHEREAS, in the course of Executive’s employment with the Company, Executive will have access to the Confidential Information, as herein defined, relating to the business of the Company;

WHEREAS, the Company would not employ Executive but for Executive’s covenants and promises contained in this Agreement; and

WHEREAS, Executive’s covenants and promises contained in this Agreement played a major role in the Company’s valuation of the purchase price for the stock of Prophet, Prophet’s business and customer goodwill, and the Company would not have paid as much consideration for Prophet’s stock, its business and customer goodwill, in the absence of Executive’s covenants and promises contained in this Agreement.

NOW, THEREFORE, in consideration of the Company’s acquisition of Prophet’s stock, Prophet’s business and its customer goodwill, as well as the other mutual promises hereinafter contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Employment.  The Company agrees to employ Executive and Executive hereby accepts such employment from the Company upon the terms and conditions set forth in this

Agreement for the period beginning upon Closing, as such term is defined in the SPA, and continuing for a period of two years (unless otherwise terminated earlier in accordance with Section 5 hereof) (“Initial Employment Period”).  Upon the expiration of the Initial Employment Period, this Agreement shall be automatically renewed for consecutive one-year periods unless either party provides a notice of non-renewal for any reason at least 30 days prior to the end of the Initial Employment Period or any additional one-year period (the “Renewal Employment Period”) (the Initial Employment Period and any Renewal Employment Periods shall be referred to collectively herein as the “Employment Period”).

2.                                      Nature of Duties.   Executive shall be employed as the Vice President of Technology.  As such, Executive shall work exclusively for the Company and its wholly owned subsidiaries and shall have all of the customary powers and duties associated with that position.  Executive shall report to the Chief Executive Officer of the Company or his designee.  Executive shall also be subject to the Company’s supervisory procedures and approval practices, as are generally in effect from time-to-time.

3.                                      Place of Performance.  Executive shall perform his duties at or within a reasonable vicinity of Palo Alto, California, except for required travel on the Company’s business.

4.                                      Compensation and Related Matters.

(a)                                  Base Salary.  During the first year of the Employment Period, the Company shall pay Executive a base salary at an annual rate of $180,000.00.  The Company shall pay Executive his base salary in conformity with the Company’s salary payment practices generally applicable to other similarly situated Company executives.  After the first year of the Employment Period, the Company may, in its sole discretion, increase Executive’s base salary from time to time during the remainder of the Employment Period.

(b)                                  Bonuses.  During the Employment Period, Executive shall be eligible for a bonus, on an annual basis.  The amount of bonus shall be targeted at up to 35% of Executive’s base salary, but the exact amount of such bonus, if any, shall be determined within the sole discretion of the Company.

(c)                                  Standard Benefits.  During the Employment Period, Executive shall be entitled to participate in all employee benefit plans and programs, including paid vacations, generally available to other similarly situated Company executives, subject to the terms and conditions of the applicable plans.

(d)                                  Expenses.  Executive shall be entitled to receive prompt reimbursement for all reasonable and customary travel and business expenses he incurs in connection with his employment hereunder.  Executive must account for those expenses in accordance with the policies and procedures established by the Company.

(e)                                  Stock Options.   The Company shall grant Executive options to purchase 50,000 shares of the Company’s common stock at an exercise price per share equal to the price per share as of the date of Closing, as that term is defined in the SPA, subject to the terms and conditions of the applicable stock option agreement and stock plan.

5.                                      Termination.  The Company or Executive may terminate this Agreement and Executive’s employment as provided below:

a.                                       Termination by the Company for Cause.  The Company shall have the right to immediately terminate Executive’s employment at any time for any of the following reasons (each of which is referred to herein as “Cause”) by giving Executive written notice of the effective date of termination (which effective date may be the date of such notice):

(i)                                     Any intentional act by Executive of fraud or dishonesty including, but not limited to, stealing or falsification of Company records, with respect to any aspect of the Company’s business;

(ii)                                  Any intentional failure by Executive to follow the lawful instructions or directions from the Chief Executive Officer of the Company or his designee;

(iii)                               failure by Executive to perform in any manner under this Agreement after being given notice of such failure by the Company, along with an explanation of such failure of performance;

(iv)                              misappropriation of Company funds or of any corporate opportunity;

(v)                                 conviction of Executive of a felony, or of a crime that the Company, in its sole discretion, determines involves a subject matter which may reflect negatively on the Company’s reputation or business (or a plea of nolo contendere thereto);

(vi)                              gross, willful or wanton negligence, misconduct, or conduct which constitutes a breach of any fiduciary duty or duty of loyalty owed to the Company by Executive;

(vii)                           Any intentional and material violation of any lawful Company policy, rule, regulation or directive;

(viii)                        conduct on the part of Executive, even if not in connection with the performance of his duties contemplated under this Agreement, that is reasonably likely to result in serious prejudice to the interests of the Company, as determined by the Company in its reasonable discretion, and Executive fails to cease such conduct immediately upon receipt of notice to cease such conduct;

(ix)                                acceptance by Executive of employment with another employer; or

(x)                                   violation of federal or state securities laws as determined in the reasonable discretion of the Company.

If the Company terminates Executive’s employment for any of the reasons set forth above, the Company shall have no further obligations to Executive hereunder from and after the effective date of termination and shall have all other rights and remedies available under this or any other agreement and at law or in equity and Executive gets nothing else.

b.                                       Termination by the Company Without Cause.  The Company shall have the right to terminate Executive without Cause for any reason by providing 30 days’ written notice to Executive.  If the Company terminates Executive without Cause by providing 30 days’ notice, the Company shall pay Executive through the date of termination and, subject to the limitations set forth below, the Company shall provide Executive with severance payments equal to six months’ base salary (based on Executive’s annual salary on the date of termination), less applicable taxes.  Such severance payments shall be paid in bi-weekly installments (“Installment Severance Payments”) over the six-month period following the date of termination (referred to herein as the “Severance Period”) in accordance with the Company’s normal payroll practices and schedule.  In the event Executive is in violation of Sections 6, 7, 8, 9 or 11, the Company shall be entitled to immediately cease the payment of the Installment Severance Payments, the Company’s severance obligation shall terminate and expire, and the Company shall have no further obligations hereunder from and after the date of such  violation and shall have all other rights and remedies available under this Agreement or any other agreement and at law or in equity.

Additionally, for purposes of this Section 5(b), Executive’s Effective Termination at any time shall be treated as a termination by the Company without Cause and the Executive shall be entitled to the Severance Payments described within this Section 5(b).  For purposes of this Agreement, the term “Effective Termination” shall mean that any of the following are undertaken without Executive’s express written consent: (i) the assignment to Executive of any duties or responsibilities that results in a material diminution of Executive’s position, authority, or scope of responsibilities; or (ii) a reduction in Executive’s annual base salary, except to the extent the salary of all other similarly situated executives of the Company, or successor thereof, are similarly reduced.

c.                                       Voluntary Termination by Executive.  In the event that Executive’s employment with the Company is voluntarily terminated by Executive for any reason other than an Effective Termination as described in Section 5(b), the Company shall have no further obligations hereunder from and after the date of such termination and shall have all other rights and remedies available under this Agreement or any other agreement and at law or in equity.

d.                                       Termination Upon Death.  In the event that Executive shall die during his employment by the Company, the Company shall pay to Executive’s estate any compensation due that would otherwise have been payable through the date of death.

e.                                       Termination Upon Disability.  In the event that Executive shall become disabled during his employment by the Company, Executive’s employment hereunder shall terminate and the Company shall provide Executive with severance payments equal to three months’ salary (based on Executive’s monthly salary on the date of termination), less applicable taxes.  Such severance payments shall be paid bi-weekly over a period of three months in accordance with the Company’s normal payroll practices and schedule.   For purposes of this Agreement, Executive shall become “disabled” if he shall become, because of illness or incapacity, unable to perform the essential functions of his job under this Agreement with or without reasonable accommodation for a continuous period of 90 days during the Employment Period.

6.                                      Nondisclosure.  Executive acknowledges that during his employment with Prophet and as a shareholder of Prophet, he acquired substantial knowledge with respect to the operations of Prophet’s business, including Confidential Information, as defined below.  In addition, Executive acknowledges that during his employment with the Company, the Company will provide to Executive, and Executive will acquire, Confidential Information, as defined below.  During the term of this Agreement, Executive shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of the Chief Executive Officer of the Company, furnish, make available or disclose to any third party or use for the benefit of himself or any third party, except in the furtherance of his job duties with the Company except as may be required by law, regulation or legal process, any Confidential Information.  Executive shall not, at any time after his employment with the Company has ended (for whatever reason), use or divulge to any person or entity, directly or indirectly, any Confidential Information, or use any Confidential Information in subsequent employment of any nature except as may be required by law, regulation or legal process.  As used in this Agreement, “Confidential Information” shall mean any information relating to the business or affairs of the Company and its affiliates and predecessors (including Prophet) including, but not limited to, trade secrets, information relating to financial statements, operations manuals, systems manuals, customer identities, customer profiles, customer preferences, partner or investor identities, employees, suppliers, project designs, project methods, advertising programs, advertising techniques, target markets, servicing methods, equipment, programs, strategies and information, market analyses, profit margins, pricing information, cost structure, past, current or future marketing strategies, or any other proprietary information used by the Company or its affiliates; provided however, that

Confidential Information shall not include any information which is in the public domain or becomes known in the industry through no wrongful act on the part of Executive.  Executive acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Company and that he is under a contractual and common law duty to not disclose the Confidential Information to any third party at any time.  Executive acknowledges and agrees that his non-disclosure obligation applies to all Confidential Information of Prophet and the Company, no matter when he obtained knowledge of or access to such Confidential Information.

7.                                      Non-Competition.                                                 In consideration of the substantial purchase price being paid by the Company for Prophet, Prophet’s business and customer goodwill, and the substantial consideration being paid to Executive for his shares of common stock, and in order to protect the Company’s legitimate business interests in its Confidential Information (as defined herein) (including trade secrets) and the value and goodwill of the Company’s or Prophet’s business, and to reduce the likelihood of irreparable damage which would occur in the event such information is provided to or used by a competitor of the Company or Prophet, Executive agrees for so long as he is an employee of the Company or an affiliate thereof, and for an additional period thereafter until the later of  two years from the closing of the SPA or one year from the end of the Employment Period (the “Noncompetition Term”), not to, directly or indirectly, either through any form of ownership or as an individual, director, officer, principal, agent, employee, employer, adviser, consultant, shareholder (other than passive investments in public companies by Executive resulting in less than 2% ownership of each such company), partner, or in any other individual or representative capacity whatsoever, either for his own benefit or for the benefit of any person or entity, without the prior written consent of the Company (which consent may be withheld in its reasonable discretion), engage in any manner in the Business, as defined below, in the United States of America or any other location where either the Company or Prophet has conducted or currently is conducting business as of the date of this Agreement or conducts business during the Employment Period or the Noncompetition Term.  For purposes of this Agreement, “Business” means (i) online investor analytical tools and (ii) investor education industries (whether or not online).  Any such acts during the Employment Period and/or the Noncompetition Term shall be considered breaches and violations of this Agreement.

Executive hereby acknowledges that the geographic boundaries, scope of prohibited activities and the time duration of the provisions of this Section 7 are reasonable and are no broader than are necessary to protect the legitimate business interests of the Company, including protecting the value and goodwill of the Company in acquiring the stock of Prophet, Prophet’s business and customer goodwill.  Executive further acknowledges that the Company would not have entered into the SPA, pay the substantial consideration for the capital stock of Prophet, its business and customer goodwill, or pay to Executive the substantial consideration for his shares of common stock, but for his covenants or promises contained in this Section 7.

It is the desire and intent of the parties that the provisions of this Section 7 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, although Executive agrees that the restrictions contained in this Section 7 are reasonable for the purposes of preserving the business of the Company and its proprietary rights, if any particular provision of this Section 7 shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.  Notwithstanding the preceding sentence, it is expressly understood and agreed that, although Executive agrees that the restrictions contained in this Section 7 are reasonable, if a final determination is made by a court of competent jurisdiction or pursuant to an arbitration that the scope, time or territory or any other restriction contained in this Section 7 is unenforceable against him, the provisions of this Section 7 shall be deemed reformed to apply as to such maximum scope, time and territory and to such maximum extent as such court or arbitration may finally determine to be enforceable.

Executive acknowledges that damages at law would be an inadequate remedy for the breach or threatened breach by Executive of any provision of this Section 7, and agrees in the event of such breach or threatened breach that the Company may obtain temporary and permanent injunctive relief (any requirements for posting of bond for injunction are hereby expressly waived) restraining Executive from such breach, and, to the extent permissible under applicable statutes and rules of procedure, a temporary injunction may be granted immediately upon the commencement of any such suit.  Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing other remedies available at law or in equity for such breach or threatened breach of this Section 7.

8.                                      Non-Interference or Solicitation.  Timothy Knight agrees that during his employment with the Company and for an additional period of two years from the end of the Employment Period that neither he nor any individual, partner(s), limited partnership, corporation or other entity or business with which he is in any way affiliated, including without limitation, any partner, limited partner, director, officer, shareholder or employee of any such entity or business, will request, induce or attempt to influence, directly or indirectly, any employee of the Company to terminate their employment with the Company or Prophet.  Timothy Knight further agrees that during the period beginning with the commencement of his employment with the Company and ending two years from the end of the Employment Period, he shall not, directly or indirectly, as an individual, employee, agent, consultant, owner, director, partner or in any other individual or representative capacity of any other person, entity or business, solicit or encourage any present or future customer or client of the Company or Prophet to terminate, limit or otherwise adversely alter his, her or its relationship with the Company or seek to provide goods and services related to the Business to any present or future clients or customers of the Company or Prophet.

9.                                      Work Product.  For purposes of this Section 9, “Work Product” shall mean all intellectual property rights, including all trade secrets, U.S. and international copyrights, trademarks, trade names, patentable inventions, discoveries and other intellectual property rights in any work product that is created in connection with Executive’s work for the Company or using the Company’s materials.  In addition, all rights in any preexisting Work Product provided to the Company during Executive’s employment shall automatically become part of the Work Product hereunder, whether or not it arises specifically out of Executive’s Work.  For purposes of this Agreement, “Work” shall mean (1) any direct assignments and required performance by or for the Company, and (2) any other productive output that relates to the business of the Company and is produced during Executive’s employment by the Company.  For this purpose, Work may be considered present even after normal working hours, away from the Company’s premises, on an unsupervised basis, alone or with others if it relates to the Business.  Unless otherwise approved in writing by the Chief Executive Officer or the Board of Directors of the Company, this Agreement shall apply to all Work Product created in connection with all Work conducted before or after the date of this Agreement.

The Company shall own all rights in the Work Product.  To this end, all Work Product shall be considered work made for hire for the Company.  If any of the Work Product may not, by operation of law or agreement, be considered Work made by Executive for hire for the Company (or if ownership of all rights therein do not otherwise vest exclusively in the Company immediately), Executive agrees to assign, and upon creation thereof does hereby automatically assign, without further consideration, the ownership thereof to the Company.  Executive hereby irrevocably relinquishes for the benefit of the Company and its assigns any moral rights in the Work Product recognized by applicable law.  The Company shall have the right to obtain and hold, in whatever name or capacity it selects, copyrights, registrations, and any other protection available in the Work Product.

Executive agrees to perform upon the request of the Company, during or after Executive’s Work or employment with the Company, such further standalone acts as may be necessary or desirable to transfer, perfect, and defend the Company’s ownership of the Work Product, including by (1) executing, acknowledging, and delivering any requested affidavits and documents of assignment and conveyance, (2) obtaining and/or aiding in the enforcement of copyrights, trade secrets, and (if applicable) patents with respect to the Work Product in any countries, and (3) providing testimony in connection with any proceeding affecting the rights of the Company in any Work Product.  However, in the event that completing the acts described above in this third paragraph of Section 9 exceeds a “Reasonable Period” of time, the Company shall pay the Executive, $200 per hour for such post-termination work by him which exceeds this Reasonable Period. For purposes of this Agreement, Reasonable Period shall be defined as any amount of work completed by the Executive which exceeds 30 hours in the aggregate, post-termination.

10.                               No Exclusions.  Executive hereby represents that Executive has not heretofore created any Work Product or prepared any work which is the subject of any Work Product that Executive wishes to exclude from the provisions of Section 9 above.

11.                               Return of Documents.  Executive agrees that if Executive’s relationship with the Company is terminated (for whatever reason), Executive shall not take with Executive, but will leave with the Company, all work product, Confidential Information, records, files, memoranda, reports, financial information, price lists, customer lists, supplier lists, documents and other information, in whatever form (including on computer disk), and any copies thereof, or if such items are not on the premises of the Company, Executive agrees to return such items immediately upon Executive’s termination or at the request of the Company.  Executive acknowledges that all such items are and remain the property of the Company.

12.                               Severability and Reformation.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of Executive or the Company under this Agreement would not be materially and adversely affected thereby, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the Company and Executive hereby request the court or arbitrator to whom disputes relating to this Agreement are submitted to reform the otherwise unenforceable provision in accordance with this Section 12.

13.                               Injunctive Relief.  Executive acknowledges that the breach of any of the covenants contained herein, including, without limitation, the confidentiality covenants contained in Section 6, the non-competition covenants in Section 7 and the non-solicitation covenants in Section 8, will give rise to injury to the Company and will deprive the Company of the benefit of its purchase of Prophet’s stock, Prophet’s business and its customer goodwill.  Accordingly, Executive agrees that the Company shall be entitled to injunctive relief to prevent or cure breaches or threatened breaches of the provisions of this Agreement and to enforce specific performance of the terms and provisions hereof in any court of competent jurisdiction, in addition to any other legal or equitable remedies which may be available.  Executive further acknowledges and agrees that the enforcement of a remedy hereunder by way of injunction shall not prevent Executive from earning a reasonable livelihood.  Executive further acknowledges and agrees that the covenants contained herein are necessary for the protection of the Company’s legitimate business interests and are reasonable in scope and content.  Nothing herein shall prevent the Company from pursuing a legal and/or equitable action against Executive for any damages caused by his breach of this Agreement.  Furthermore, nothing herein shall limit the remedies available to the Company for any breach of the SPA.

14.                               Headings.  The headings used in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement.

15.                               Governing Law.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY PRINCIPLE OF CONFLICT OF LAWS THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

16.                               Survival.  Executive’s termination from employment and/or the termination of this Agreement, for whatever reason, shall not reduce or terminate Executive’s covenants and agreements set forth herein.

17.                               Notices.  Any notice necessary under this Agreement shall be in writing and shall be considered delivered three days after mailing if sent certified mail, return receipt requested, or when received, if sent by telecopy, prepaid courier, express mail or personal delivery to the following addresses:

If to the Company:

INVESTools, Inc.

5959 Corporate Drive

Suite LL250

Houston, Texas 77036

Attention: Paul A. Helbling

Telecopy: (281) 588-9797

with a copy to:

Locke Liddell & Sapp LLP

3400 Chase Tower

600 Travis Street

Houston, Texas 77002

Attention: John Andrew Mouer

Telecopy:  (713) 229-2660

If to the Executive:

Timothy Knight

Prophet Financial Systems, Inc.

658 High Street

Palo Alto, CA  94301

Telecopy:  (650) 322-4184

with a copy to:

Latham & Watkins LLP

135 Commonwealth Drive

Menlo Park, CA 94025

Attention: Ora Fisher, Gregory Chin

Telecopy: (650) 463-2600

18.                               Entire Agreement.  Except as provided herein, this Agreement, including the Recitals and introductions, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersedes all prior conflicting or inconsistent agreements, consents and understandings relating to such subject matter.  Executive acknowledges and agrees that there is no oral or other agreement between the Company and Executive which has not been incorporated in this Agreement.  This Agreement may only be modified pursuant to Section 22 and nothing herein shall effect the parties’ obligations under the SPA.

19.                               No Waiver.  The forbearance or failure of one of the parties hereto to insist upon strict compliance by the other with any provisions of this Agreement, whether continuing or not, shall not be construed as a waiver of any rights or privileges hereunder.  No waiver of any right or privilege of a party arising from any default or failure hereunder of performance by the other shall affect such party’s rights or privileges in the event of a further default or failure of performance.

20.                               Assignment.  No approval shall be required for the Company to assign this Agreement to any affiliate or successor in interest to the Company’s business.  Executive shall not assign his obligations under this Agreement.  Any assignment made by either party in contravention of this Section 20 shall be null and void for all purposes.

21.                               Binding Effect.  This Agreement shall be binding on and inure to the benefit of the parties and their respective permitted successors and assigns.

22.                               Modification.  This Agreement may be modified only by a written agreement signed by both parties.  Any such written modification may only be signed by Chief Executive Officer of the Company.

23.                               Knowledge.  Executive acknowledges that he has had the opportunity to read and review this Agreement and that he understands all of the terms of this Agreement and its importance.  Executive further acknowledges that the Company would not enter into the SPA, pay the substantial consideration for Prophet’s stock, or provide him with the resulting benefit of such payment without this Agreement.  Executive recognizes and agrees that the enforcement of this Agreement is necessary and essential to ensure the preservation, continuity and value of the Company’s business, including its stock and customer goodwill, and Prophet’s and the Company’s Confidential Information.  Executive also recognizes and agrees that the enforcement of this Agreement is necessary to allow the Company to realize and derive all of the benefits, rights, and expectations of conducting such business and owning and protecting the Company’s business, including its stock and customer goodwill, as well as its Confidential Information.  Executive acknowledges that the Company encourages Executive to consider consulting with an attorney prior to execution of this Agreement by Executive.

24.                               Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, and all of which together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

TIMOTHY KNIGHT

/s/ Timothy Knight

INVESTOOLS INC.

/s/ Lee K. Barba
Lee K. Barba
Chief Executive Officer